UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 9, 2018

Hines Real Estate Investment Trust, Inc.
__________________________________________
 (Exact name of registrant as specified in its charter)

Maryland	000-50805	20-0138854
____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2800 Post Oak Blvd, Suite 5000, Houston, Texas		77056-6118
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(888) 220-6121

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging Growth Company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 8.01 Other Events.

As previously reported, on August 11, 2016, a purported class of stockholders filed a lawsuit in the Circuit Court of Maryland for Baltimore City (the “Court”) alleging both derivative and direct claims against Hines Real Estate Investment Trust, Inc. (the “Company”), Hines Advisors Limited Partnership (the “Advisor”) and its owners, certain affiliated entities and current and former members of the Company’s Board of Directors. See Gamberg v. Hines Real Estate Investment Trust, et al., No. 24-C-16-004496 (the “Action”). The Action alleges that the defendants breached their fiduciary, contractual and other duties, caused the waste of corporate assets, and misappropriated corporate assets in connection with certain payments related to the participation interest held by HALP Associates Limited Partnership (“HALP”) in Hines REIT Properties, L.P., that have been, or will be, made to certain affiliated entities in connection with the Company’s Plan of Liquidation and in connection with other payments that have previously been made to such affiliated entities. The complaint seeks monetary damages from the Hines affiliated entities and individual defendants, as well as attorneys’ fees and certain other remedies.

The Company and the other defendants continue to believe that the purported claims against them are wholly without merit and expressly maintain that they diligently and scrupulously complied with their fiduciary and other legal duties. However, the Company and the defendants recognize the burden, expense, and uncertainties inherent in further litigation of the Action, which has delayed the issuance of a final liquidating distribution to the stockholders and the completion of the wind up of the Company.

As such, on January 19, 2018, counsel for the plaintiffs and the defendants reached an agreement in principle to resolve this litigation. On March 2, 2018, the Court preliminarily approved the proposed settlement (the “Settlement”) of this litigation as provided for in the Stipulation and Agreement of Settlement, dated February 28, 2018 (the “Settlement Agreement”) agreed to by the parties and filed with the Court, which releases all claims against the defendants without any liability or wrongdoing attributed to them. The Settlement Agreement requires the defendants (or their insurers) to pay a total of $3,250,000 (the “Gross Settlement Amount”), minus any award of attorneys’ fees and expenses to plaintiffs’ counsel and any awards to the nominal plaintiffs (“Net Settlement Amount”) to the Company for distribution to the Company’s stockholders (with no amount of the Net Settlement Amount proceeds to be distributed to HALP). There is no proof of claim process. Stockholders of record as of March 2, 2018, will receive a pro rata share of the Net Settlement Amount. To facilitate the Settlement, the Company has stopped accepting transfers of shares of the Company (except for transfers to effect a change of custodian that do not result in a change in beneficial ownership of such shares) as of March 2, 2018, so that it can comply with the terms of the Settlement Agreement.

No distribution of the Net Settlement Amount will be made unless and until the Settlement is approved by the Court and becomes final. The Court has scheduled a settlement hearing on June 6, 2018, to make a final determination whether the Settlement should be approved by the Court as fair, reasonable, adequate, and in the best interests of the Company as nominal defendant and of the class members. Accordingly, there can be no guarantee that the Court will approve the Settlement so that it can be concluded, in which event the litigation could continue for an indefinite period of time which could delay the winding up of the Company and potentially result in the reduction or elimination of the amount actually distributed to the stockholders in any final liquidating distribution.

If the Court approves the Settlement on June 6, 2018, then the Company expects to make a final liquidating distribution shortly thereafter to all stockholders, which will complete the winding up of the Company’s operations. The Company presently estimates the amount would be in the range of $0.05 - $0.07 per share.

Item 9.01 Financial Statements and Exhibits.

(d)     Exhibits

99.1    Settlement Shareholder Letter
99.2    Notice of Pendency and Proposed Settlement of Class and Derivative Action

Forward Looking Statements
This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These forward-looking statements include, among others, statements about the expected approval of the Settlement by the Court, the expected timing and amount of the final liquidating distribution and the completion of the winding up of the Company’s operations. These risks and uncertainties include, without limitation, the risk that the Court will not approve the Settlement on June 6, 2018 or at all. For a further list and description of such risks and uncertainties, see the reports filed by the Company with the Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. Any forward-looking statement speaks only as of the date of this report. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information or developments, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HINES REAL ESTATE INVESTMENT TRUST, INC.

March 9, 2018	By:	/s/ J. Shea Morgenroth
J. Shea Morgenroth
Chief Accounting Officer and Treasurer